Exhibit 8.1

Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM	TELECOPIER NUMBER (202) 337-5502 PHONE NUMBER (202) 295-4500

October 19, 2017

Heritage Financial Corporation
201 Fifth Avenue, S.W.
Olympia, WA  98501

Ladies and Gentlemen:

Re:	Agreement and Plan of Merger by and between Heritage Financial Corporation and Puget Sound Bancorp dated July 26, 2017

We have acted as special tax counsel for Heritage Financial Corporation, a Washington corporation ("Heritage") in connection with the preparation and filing on [•], with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of the Registration Statement on Form S-4 (as such may thereafter be amended or supplemented) (the "Registration Statement"). The Registration Statement relates to a plan of reorganization involving the merger of Puget Sound Bancorp, a Washington Corporation ("Puget Sound"), with and into Heritage, with Heritage being the surviving corporation (the "Merger") and the resulting exchange by Puget Sound shareholders of Puget Sound Common Stock for Heritage Common Stock pursuant to the terms of the Agreement and Plan of Merger by and between Heritage and Puget Sound dated July 26, 2017  (the "Merger Agreement"), as further set forth in the proxy statement/prospectus contained in the Registration Statement (the "Prospectus"). Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Registration Statement.

In connection with rendering the opinions expressed below, we have examined copies of the following documents:

1.	The Merger Agreement;

2.	The Registration Statement; and

3.	The Prospectus.

In addition, in rendering the opinions expressed in this letter, with your consent, we have relied upon the representations, warranties and covenants contained in the Merger Agreement and the representations contained in the Heritage Officer's Certificate dated October 19, 2017 and the Puget Sound Officer's Certificate dated October 19, 2017 (together, the "Officers' Certificates").

Heritage Financial Corporation
October 19, 2017

We have not independently verified any of the representations contained in the Officers' Certificates.

In rendering our opinions, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the representations and statements contained in the Merger Agreement were when made and will at all times remain true, accurate and complete, (iii) the parties have complied with, and if applicable will continue to comply with, the covenants contained in the Merger Agreement in all material respects, (iv) the statements as to factual matters contained in the Registration Statement and the Prospectus are and will remain at all times true, accurate and complete, and (v) each of the representations in the Officers' Certificates is and will at all times remain true, accurate and complete.

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this letter of the information contained in such documents and records.

Based upon, and subject to, the foregoing and the qualifications set forth herein, (i) we are of the opinion that the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and that, assuming that the Merger so qualifies as a reorganization, Heritage and Puget Sound will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (ii) we confirm that the discussion in the Prospectus under the heading "Material U.S. Federal Income Tax Consequences of the Merger," to the extent it consists of statements of law and legal conclusions, and subject to the limitations and conditions set forth herein and therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders.

The foregoing opinions are based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service (the "IRS"), existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Registration Statement, the Prospectus, the Merger Agreement and the Officers' Certificates. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinions are based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the IRS with respect to the federal income tax consequences of the Merger, and this letter is not binding on the IRS or any court.

This letter is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any

Heritage Financial Corporation
October 19, 2017

other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

We acknowledge that we are referred to in the Registration Statement under the heading "Legal Matters" and, without admitting that our consent is required under Section 7 of the Securities Act, we consent to that use of our name and to the filing of this letter as Exhibit 8.1 to the Registration Statement.

Very truly yours,

/s/ Silver, Freedman, Taff & Tiernan LLP